Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to Wix.com Ltd. 2013 Employee Stock Purchase plan and Wix.com Ltd. 2013 Incentive Compensation Plan of our report dated March 29, 2018 with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Wix.com Ltd., included in its Annual Report (Form 20-F) for the year ended December 31, 2017 filed with the Securities and Exchange Commission.

Tel Aviv, Israel May 9, 2018	/s/ Kost Forer Gabbay & Kasierer Kost Forer Gabbay & Kasierer A Member of Ernst & Young Global